Mr. John Zigelman
May 12, 1998
Page 11

                                                                EXHIBIT 99.1

Contacts:
--------

Michael Celiceo
Account Executive
Miller/Shandwick Technologies
(650) 596-5800
mceliceo@miller.shandwick.com


FOR IMMEDIATE RELEASE
---------------------


                           BOB L. COREY RESIGNS AS
                     CHIEF FINANCIAL OFFICER OF SYQUEST


SyQuest Senior Vice President and Treasurer Michael Clemens Named Acting CEO

FREMONT, Calif., April 28, 1998 -- SyQuest Technology Inc. (NASDAQ: SYQT), a leading manufacturer of removable cartridge hard drives, today announced the resignation of Bob L. Corey as chief financial officer, effective April 30, 1998. Corey is leaving, SyQuest to pursue an opportunity in the software industry and will be replaced on an acting basis by company senior vice president and treasurer, Michael Clemens.

"Bob is leaving SyQuest to return to the software industry with a company that has leading products within the market niche it serves," said Ed Harper, SyQuest president and CEO. "His financial management efforts have contributed greatly to our new business strategy and we wish him continued success."

As part of the original management team associated with SyQuest's turnaround, Michael Clemens joined the company in 1996 as senior vice president, financial services and treasurer. Prior to joining SyQuest, Clemens spent 11 years at Western Digital Corporation as vice president and assistant treasurer.

Mr. John Zigelman
May 12, 1998
Page 12


About SyQuest

Based in Fremont, Calif., SyQuest Technology, Inc. is the leader in removable cartridge hard drive storage technology. The company offers the highest capacity, best performing, most affordable, and easy to use removable hard drives and cartridges in the marketplace. SyQuest award winning products are ideal storage solutions for SOHO/professionals, families, students, Internet users and more. SyQuest (SYQT) is publicly traded on NASDAQ's National Market System. The company's web site is www.syquest.com.

                                     ###

This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 1OK and 10Q.

(c)SyQuest is a registered trademark and the SyQuest logo is a trademark of SyQuest Technology, Inc. All other brands or trade names are the property of their respective companies.